Exhibit 99.1
06/06
Christopher G. Curran
Vice President, Investor Relations
(215) 444-5335
ccurran@advanta.com
David M. Goodman
Director, Communications
(215) 444-5073
dgoodman@advanta.com
FOR IMMEDIATE RELEASE
ADVANTA ANNOUNCES SIGNIFICANT INCREASE IN DIVIDEND
Spring House, PA, March 14, 2006 — Advanta Corp. (NASDAQ: ADVNB; ADVNA) today announced that its Board of Directors has approved an increase in its regular quarterly cash dividend beginning with the dividend paid in the second quarter of 2006. As a result of this increase, future quarterly dividends declared for its Class A Common Stock will increase from 11.34 cents to 21.25 cents per share and future quarterly dividends declared for its Class B Common Stock will increase from 13.61 cents to 25.50 cents per share. Advanta has paid consecutive quarterly dividends since 1990.
“The dividend increase reflects our strong earnings, capital and liquidity,” said Dennis Alter, Chairman and CEO.
Advanta focuses on the small business market and related community, providing funding and support to the nation’s small businesses and business professionals through innovative products and services. Using its direct marketing and information-based expertise, Advanta identifies potential customers and provides a high level of service tailored to the needs of small businesses. Advanta is one of the nation’s largest issuers (through Advanta Bank Corp.) of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending and direct mail, affinity and relationship marketing. Learn more about Advanta at www.advanta.com.
In addition to historical information, this Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are factors that could impact the Company’s liquidity and capital, including: (1) the timing of the securitizations of the Company’s receivables; (2) the effect of legal and regulatory developments; (3) the effect of government regulation, including restrictions and limitations imposed by banking laws, regulators and examinations; (4) the amount and cost of financing available to the Company; and (5) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.